Exhibit 99.1

Pfizer Elects CEO Ian Read As Chairman Of The Board

Two New Directors Elected to Pfizer Board – Marc Tessier-Lavigne, Ph.D. and Helen Hobbs, M.D.

George Lorch Named Lead Independent Director

NEW YORK--(BUSINESS WIRE)--December 12, 2011--Pfizer Inc. (NYSE: PFE) today announced that its Board of Directors has elected current President and Chief Executive Officer, Ian Read, as Chairman of the Board and Chief Executive Officer, effective immediately. Mr. Read succeeds George Lorch as Chairman of the Board. The independent members of the board named Mr. Lorch as Lead Independent Director.

“Over the past year, Ian has clearly demonstrated the leadership and vision necessary to drive Pfizer’s strategies and achieve the company’s objectives in the continued challenging industry and macroeconomic environment,” stated George Lorch. “His broad experience at Pfizer and his deep understanding of the vital role that the pharmaceutical industry plays in advancing global health and in the global economy make Ian the right person for the chairmanship. We are fortunate to have someone of Ian Read’s caliber lead Pfizer.”

“I am deeply honored to have been named chairman of Pfizer,” stated Ian Read. “Working alongside Pfizer’s dedicated leaders and talented workforce, I remain confident in the strength of our business and of our late-stage pipeline. I believe in the future of this company and of our continued ability to deliver value to shareholders and to improve the global health and well-being of people around the world.”

“I also want to thank George Lorch for his service as chairman. He has been a valuable resource and advisor this past year, and I am pleased Pfizer will continue to benefit from his active involvement on our board,” continued Read.

Pfizer also announced the election of Marc Tessier-Lavigne, Ph.D. and Helen Hobbs, M.D. to its Board of Directors, effective immediately.

“We are pleased to welcome these two preeminent scientists to Pfizer’s Board of Directors. Dr. Tessier-Lavigne and Dr. Hobbs have made extraordinary scientific contributions throughout their respective careers and will be tremendous assets to the company,” continued Read. “The expansion of our board helps ensure that Pfizer will continue to benefit from a diversity of experience.”

Dr. Tessier-Lavigne, 51, became the tenth President of The Rockefeller University in 2011. Previously, he served as Executive Vice President, Research, and Chief Scientific Officer at Genentech. Prior to Genentech, Dr. Tessier-Lavigne was the Susan B. Ford Professor in the School of Humanities and Sciences at Stanford University, as well as a Professor of Biological Sciences and of Neurology and Neurological Sciences. Prior to that, he served on the faculty at the University of California, San Francisco. In addition, he served as an Investigator with the Howard Hughes Medical Institute, which appoints leading biomedical scientists to prestigious research positions.

A frequent lecturer and author of more than 200 scientific articles, Dr. Tessier-Lavigne is an elected member of the National Academy of Sciences and its Institute of Medicine, and a Fellow of the Royal Society (UK), the Royal Society of Canada, the Academy of Medical Sciences (UK), and the American Association for the Advancement of Science. He is also the recipient or co-recipient of numerous awards, including the Ameritec Prize for contributions toward a cure for paralysis, the Fondation Ibsen Prize in Neuronal Plasticity, the Viktor Hamburger Award of the International Society for Developmental Neuroscience, the Wakeman Award for regeneration research, the Robert Dow Neuroscience Award, the Reeve-Irvine Research Medal, the Gill Distinguished Award, the W. Alden Spencer Award, and the Memorial Sloan Kettering Medal.

Dr. Tessier-Lavigne received a B.Sc. in physics from McGill University and a B.A. in philosophy and physiology from Oxford University, where he was a Rhodes Scholar. He received a Ph.D. in neurophysiology from University College London in 1987.

Dr. Helen Hobbs, 59, an Investigator for the Howard Hughes Medical Institute, is a Professor of Internal Medicine and Molecular Genetics at the University of Texas (UT) Southwestern Medical Center, where she has been a faculty member for more than 20 years. She is also Director of its McDermott Center for Human Growth and Development.

Considered a leading geneticist in the arena of cholesterol metabolism and heart attacks, Dr. Hobbs was elected to the Institute of Medicine in 2004 and the National Academy of Sciences in 2007, and is also a member of the following: American Society of Clinical Investigation; the Association of American Physicians; and the American Academy of Arts and Sciences. In 2005, Dr. Hobbs was the first recipient of the Clinical Scientist Awards from the American Heart Association and was awarded Germany’s Heinrich Wieland Prize. In 2007, she received the Distinguished Scientist Award from the American Heart Association.

Dr. Hobbs received a B.A. in Human Biology from Stanford University and an M.D. from Case Western Reserve University.

In addition, Dr. Michael Brown, who has served as a Pfizer director since 1996, has notified the company of his intention to retire from the board at the Annual Meeting of Shareholders in April 2012.

“We’d like to thank Dr. Brown for his service on the board and dedication to Pfizer over the past 16 years,” stated Mr. Read. “His expertise and counsel on scientific matters in particular throughout his tenure have been invaluable to the company.”

CONTACT:
Pfizer Inc.
Media:
Joan Campion, 212-733-2798
Investor:
Suzanne Harnett, 212-733-8009